Exhibit 99.1

PR Contact: Laurie Schalow (949) 524-4035 MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

CHIPOTLE ANNOUNCES CHANGES TO ITS BOARD COMPOSITION

NEWPORT BEACH, Calif., March 6, 2020 — Chipotle Mexican Grill, Inc. (NYSE: CMG) announced that, on March 3, 2020, its Board of Directors appointed Brian Niccol, the Company’s Chief Executive Officer, to the additional position of Chairman of the Board of Directors, effective immediately. As a result, Chipotle’s founder, Steve Ells, has relinquished the position of Executive Chairman and has stepped down as a director. Neil Flanzraich will continue to serve as Lead Independent Director.

Mr. Flanzraich, speaking on behalf of the Board of Directors, said, “Steve Ells is a visionary founder who not only created a new and successful brand, but also revolutionized casual dining in 1993 with the introduction of Chipotle and the concept of food with integrity. We are grateful for all that Steve has done for Chipotle, including helping build and guide the current leadership team, and for his service as Executive Chairman during the last two years.”

“I am grateful to Steve for his mentorship and guidance since I joined Chipotle two years ago,” said Mr. Niccol. “Our key strategies are working, and I am proud of the results the team has achieved. We are building a sustainable model to cultivate a better world, while enhancing value for our shareholders.”

Mr. Ells said, “Brian has proven that he is absolutely the right person to lead Chipotle forward and I’ve never been more confident about the future of this great company. I am especially grateful to the employees and our valued customers over the last 27 years who helped make Chipotle the unmatched brand in fast casual dining it is today. I look forward to following Chipotle’s continued growth and success for many years to come.”

The Board today also announced that directors Matthew Paull and Paul Cappuccio will not stand for re-election to the Board at the 2020 Annual Meeting of Shareholders.

Mr. Niccol added, “Matt and Paul have been vital members of the Board through a transformational time in the company’s history. Their strategic maturity and clear-eyed business experience have benefited this company tremendously.”

With the Board composition changes announced today and following the 2020 Annual Meeting, the Chipotle Board will be comprised of seven directors, six of whom are independent. The Board is committed to ongoing director refreshment and continues to consider new, qualified and independent directors.

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PR Contact: Laurie Schalow (949) 524-4035 MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

ABOUT CHIPOTLE

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 2,600 restaurants as of December 31, 2019, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With more than 83,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder and executive chairman, first opened Chipotle with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.